For the period ended (a) March 31, 1998
File number (c) 811-4710

                        SUB-ITEM 77J

            Restatement of Capital Share Account

      The  Asia Pacific Fund, Inc. accounts  for
and  reports  distributions to  shareholders  in
accordance   with  the  American  Institute   of
Certified   Public  Accountants'  Statement   of
Position  93-2:  Determination, Disclosure,  and
Financial  Statement  Presentation  of   Income,
Capital    Gain,   and   Return    of    Capital
Distributions  by  Investment  Companies.    The
effect   of  applying  this  statement  was   to
increase paid-in capital by $1,068,591, increase
accumulated  net investment loss  by  $1,144,304
and decrease accumulated net realized losses on investments and foreign currency transactions by $75,713 for differences in the treatment for book and tax purposes of certain transactions involving foreign securities, currencies and withholding taxes. Net investment income, net realized gains and net assets were not affected by this change.